Exhibit 99.2

Q1 2022

Letter to

Shareholders

	Q1 2022	Q1 2021	Q4 2021
Revenue	$262M	$123M	$241M
Net Income / (Loss)	$(34)M	$(80)M	$(29)M
Adjusted EBITDA (1)	$27M	$(26)M	$29M
(1)
Consolidated adjusted EBITDA is a non-GAAP profit measure and is defined as net income (loss) plus: (1) provision (benefit) for income taxes; (2) other income (expense), net; (3) depreciation and amortization; (4) stock-based compensation and other stock-settled obligations; (5) goodwill, intangible asset, and long-lived asset impairments; (6) legal reserves and settlements; (7) restructuring and other related reorganization costs; and (8) non-recurring expenses and income. See ”Use of Non-GAAP Financial Measures.”

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Letter to Shareholders

We are very pleased with our performance in Q1 2022, which exceeded our expectations, and start the year well-positioned to capture demand as leisure travel continues to recover and as we continue to strengthen our offerings across segments. Relative to our outlook in mid-February, we exceeded our expectations for Q1 2022, driven by strong performance in our Experiences and Dining segment supported by steady recovery in our hotels and display and platform revenue streams.

Our focus on unlocking value from our experiences and dining businesses is delivering results. Our performance in this segment reflects a strong recovery, but also an opportunity to gain share in under-penetrated categories in the overall travel industry. We are excited about the different opportunities for growth and investment across the markets in which we operate in these businesses.

We continue to make progress across all our product offerings. In our hotel auction, volumes reflect returning demand for travel, and auction dynamics demonstrate our travel partner ecosystem capturing demand. In our other core Tripadvisor offerings, which include our B2B hotel offerings, display and platform, rentals, flights, and cruise categories, our Q1 2022 results and the trends throughout the quarter reflect a strong start to the year.

First Quarter 2022 Consolidated Financial Results

First quarter revenue improved year over year to $262 million, growing 113%, reaching 70% of 2019 levels, despite a drag from Omicron in January. We exited the quarter with the month of March at 81% of 2019 levels, and expect to see further improvement to just over 90% in the month of April. Our revenue recovery in our combined HM&P and E&D segments reached 75% of 2019 levels for the quarter, and exited the quarter at 88% of 2019 levels in the month of March, also showing further improvements in April.

Trends over the last year have shown clear momentum, with the exception of impacts from Omicron in Q4 2021 and Q1 2022. Geographically for most of the last 12-months, we’ve seen a faster return in the U.S. across key operating metrics such as unique users and hotel shoppers, as well as strong growth in hotel auction and experiences revenue. Over the last few months, we have been pleased to see key European markets return to levels in traffic and shopper metrics not seen since pre-Omicron and pre-Delta last fall.

Total company performance was propelled by Experiences & Dining, which exceeded 2019 levels in Q1 2022, and grew 229% year over year, reaching 115% of 2019 levels. HM&P revenue grew 82% year over year to $160 million, reaching 63% of 2019 levels. Finally, Other revenue increased to $10 million in Q1 2022, growing 43% year over year.

Intra-quarter, consolidated revenue as a percent of 2019’s comparable periods ranged widely. January revenue as a percent of 2019 was impacted by the Omicron variant, and was well below the quarter’s average. We saw a pick up in momentum in February and March, which well exceeded the quarterly average. For the month of March, consolidated revenue as a percent of 2019 reached its peak level so far in the recovery, at 81% of 2019 levels.

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Monthly unique users across our Tripadvisor brands in Q1 2022 were approximately 71% of 2019 levels for the quarter. Similar to revenue, we saw a slow start in January, and made gains in February and March.

Net loss for Q1 2022 was $34 million, compared to a net loss of $80 million in the same period a year ago.

Consolidated adjusted EBITDA in Q1 2022 was $27 million, or 10% of revenue as compared to an adjusted EBITDA loss of $26 million in Q1 2021.

The improvement in net loss and consolidated adjusted EBITDA was driven primarily by an increase in revenue, which more than offset the increase in marketing expense and higher fixed and discretionary costs in Q1 2022 when compared to Q1 2021.

We ended the quarter with $781 million in cash and cash equivalents.

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Hotel, Media & Platform (HM&P) Segment

Included in this segment is revenue from our Tripadvisor branded hotels as well as our display and platform revenue.

In Q1 2022, HM&P segment revenue was $160 million, reflecting year over year growth of 82%, reaching 63% of 2019 levels. As travel returned, we continued to see improvements in this segment, particularly after the effect of Omicron waned post-January.

Within HM&P, the month of January saw a significant impact from Omicron. As a percent of 2019, January was well below the quarterly average. However, for the month of March, we saw a strong uptick and our HM&P revenue reached 76% of 2019 levels, which we had not seen since pre-Omicron, and which we expect will reflect further strengthening in the month of April to above 80% of 2019 levels, significantly above our Q1 2022 level.

Adjusted EBITDA for the HM&P segment in Q1 2022 was $46 million, or 29% of segment revenue. Compared to the same period a year ago, HM&P adjusted EBITDA benefited from significant improvements in revenue, which offset the increases in traffic spend year over year.

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Tripadvisor Branded Hotels

In our branded hotels revenue stream, which includes our hotel auction and B2B subscription offerings grew 84% year over year, reaching $136 million, or 63% of 2019 levels. Within branded hotels revenue, we saw a sequential step down in Q1 hotel auction revenue as a percent of 2019 levels, driven by the January impact of Omicron. However, hotel auction revenue exited the quarter for the month of March at 76% of 2019 levels, more in-line with levels we saw last summer and early fall, before the Delta and Omicron variants surfaced. In particular, hotel auction revenue in the U.S. and our largest European markets reflected steep improvements throughout the quarter. The U.S. has outpaced Europe in its recovery, but we are pleased with what we are seeing in these key European markets.

In our hotel auction, the return of travel continues to provide opportunities to lean into marketing spend, and capture demand while still driving healthy returns. We continue to be able to leverage high CPCs by driving paid traffic growth at good returns. CPC trends have remained robust over the last few quarters, driven by continued strength in the U.S. We also saw improving trends in Europe and Rest of World during the quarter.

In our hotel B2B revenue stream, we saw a sequential pick-up in revenue as a percent of 2019 levels. As we noted in our last update, our hotel B2B offering lagged the overall business throughout 2021. We started the year well positioned, and we continue to ramp up resources in sales and support as partner spend in our B2B offerings returns.

Display & Platform

Turning to Display & Platform, we are seeing year over year improvements driven by the continued recovery. In Q1 2022 revenue was $24 million, reflecting year over year growth of 71%, reaching 63% of 2019 levels. We continue to see areas of opportunity with both endemic and non-endemic advertising partners leveraging Tripadvisor’s trusted brand and global site reach.

Experiences & Dining (E&D) Segment

Included in this segment is revenue from our Experiences offering, which includes revenue generated from the booking of tours, attractions and activities, as well as our Dining offering, which includes revenue generated by marketing to restaurants and diners, primarily restaurant seating fees via our online reservation system, and to a lesser extent, subscription-based marketing and analytical tools, and sponsored advertising.

In Q1 2022 revenue in our E&D segment was $92 million, reflecting year over year growth of 229%, reaching 115% of 2019 levels. Since the second half of 2021, we have seen marked improvements and, for the first time since the beginning of the pandemic, E&D revenue exceeded 2019 levels this quarter. This segment has been our strongest performer in the recovery to 2019 levels.

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Within the quarter, January revenue as a percent of 2019 was well above the rest of the business, and we were pleased to see continued improvement in February and March, with March reaching 120% of 2019 levels. In April we saw momentum continue in E&D, and expect revenue above 130% of 2019 levels for the month. Experiences continues to outpace Dining in its revenue performance relative to 2019 levels.

E&D Adjusted EBITDA loss was $22 million in Q1 2022, in-line with levels in Q1 2019. Q1 2022 segment adjusted EBITDA reflects the investment we are making in marketing across E&D, notably Viator and the dynamic between traffic spend, which drives bookings and revenue.

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Year over year revenue has increased in E&D, and as a percent of revenue, our fixed and discretionary costs have come down significantly. Online traffic costs as a percent of revenue have increased as we sought to capture demand driven by returning travelers and diners. We believe that we are making the right tradeoffs between revenue growth and margin expansion as we seek to build our competitive advantages and scale.

In the E&D segment, we expect continued investment in driving top-line growth in 2022, and expect segment adjusted EBITDA margin to return close to, but not quite back at, 2019 levels in 2022.

We also continue to look at opportunities to unlock value in Viator and TheFork, as we discussed in the previous two quarters.

Experiences

In Q1 2022, our Experiences offering reached $56 million in revenue, which reflects significant year over year improvement. Revenue was 127% of 2019 levels for the quarter, a significant improvement from 27% in Q1 2021. Relative to other categories within the Tripadvisor portfolio, Experiences has recovered the fastest. We are also very pleased with the performance we are seeing across geographies.

Looking at our operating metrics, in Q1 2022 the number of bookings (pre-cancellations) was 130% of 2019 booking levels for Experiences. Experiences gross bookings value, or GBV, as a percent of 2019, has improved over the last four quarters. GBV is reported at the time of booking and is gross of cancellations, whereas revenue is recorded at time of travel, and is net of cancellations. During the pandemic, cancellation rates increased across

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Experiences, but as 2021 progressed, had improved significantly. The conversion from bookings to revenue in any given period is also influenced by timing between the booking and the time of travel.

Experiences: GBV as % of 2019 Levels
34%
70%
90%
112%
144%
Q1 FY21
Q2 FY21
Q3 FY21
Q4 FY21
Q1 FY22

Total Experiences GBV in 2019, pre-pandemic, was approximately $1.5 billion, and full year 2021 GBV had recovered to 76% of 2019 levels, driven by a strong back half of 2021—we exited 2021 in Q4 at 113% of 2019 levels. GBV made directly through the Viator point of sale grew the fastest, moving from approximately 50% of the Experiences GBV in 2019 to 67% of total Experiences GBV in 2021.

In Q1 2022 the total Experiences GBV was over $450 million, or 144% of 2019 levels. A year ago, GBV was 34% of 2019 levels, and since then, each successive quarter has shown improvement to Q1 2022 levels. In April, we saw a continuation of positive GBV trends.

While 2021 was buoyed by U.S. domestic experiences bookings, Europe as a destination appears to be recovering robustly, with North America and Europe as a destination roughly at par in terms of booking levels in April. Particularly encouraging is that we had higher levels of GBV from U.S. travelers booking an experience in Europe in April 2022 than in April 2019.

Similarly encouraging is our continued success in improving repeat rates, with the 2021 cohort of newly acquired bookers to date on the Viator point-of-sale showing better retention and repeat than those of both the 2018 and 2019 cohorts over a similar period after acquisition.

Viator

Experiences revenue consists of the transactions from the Viator point of sale, the Tripadvisor point of sale, and other third party sales. As the merchant of record for Tripadvisor experiences, on a standalone basis, Viator would recognize the revenue that is generated from the Tripadvisor point of sale, and would be charged an affiliate marketing fee by Tripadvisor.

Sales and marketing is the largest component of Viator costs. These costs grew from 66% in 2019 to 73% of total costs (which do not consider stock-based compensation, depreciation and amortization costs), in 2021 as we focused on the recovery and investing in growth. Cost of revenue, which was 13% of the total costs in 2019, decreased to 9% of total costs by 2021. Tech and content and G&A combined went from approximately 22% of the Viator cost base in 2019 to 18% by 2021.

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Were Viator presented on a standalone basis, its P&L would have reflected adjusted EBITDA losses historically. Through 2020 and 2021, as we hit the pandemic trough and as recovery began, these losses as a percent of revenue increased.

Our pick-up in absolute investment dollars has been primarily in sales and marketing. We continue to invest in marketing channels and initiatives such as customer support improvements, payments flexibility, app capabilities, and supplier marketing programs—potential drivers of long-term market position, while delaying near-term margin expansion. We continue to see a large and growing opportunity in the experiences category within the online travel industry.

Dining

In Q1 2022, revenue from Dining grew 125% year over year to $36 million and reached just under 2019 levels. The performance in this offering has also outpaced the consolidated recovery, despite periodic impacts from Covid-related restrictions in Europe, where the majority of this revenue is derived. In particular, the progress made throughout 2021 was impacted in Q4 when Omicron-related restrictions were once again rolled out. However, we expect to see continuing improvement in Dining. For example, for the month of April, Dining revenue is expected to be approximately 110% of 2019 levels.

Dining revenue is derived from our branded offering, TheFork, as well as Tripadvisor’s own B2B and B2C restaurant offerings. TheFork is the largest contributor to the Dining category, though it does not act as the primary fulfiller to all of the Tripadvisor-driven restaurants offerings, unlike the Viator and Tripadvisor Experiences relationship.

TheFork

Revenue at TheFork is primarily earned through per-seated diner charges paid by restaurants. In 2019, we had over 20 million bookings and almost 60 million diners. Since the start of the pandemic, the trend has been positive, though more sensitive to periods of heightened restrictions. On a full year basis, in 2021, these metrics had recovered to approximately 70% of 2019 levels, though much improved in 2H reaching approximately 90% of 2019 levels. In Q1 2022, both the number of bookings and seated diners were over 100% of levels for the same period in 2019.

Pre-pandemic in 2019, sales and marketing was the largest component of total costs (which do not consider stock-based compensation, depreciation and amortization costs) at TheFork. These costs decreased from 64% of total costs in 2019 to 59% of total costs in 2021. Tech and content and G&A remained relatively stable at approximately 29%-30% of the cost base. The remainder of the costs were in cost of sales.

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Were TheFork presented on a standalone basis, its P&L would reflect adjusted EBITDA losses historically, as the Tripadvisor restaurants offering is accretive overall to the E&D segment. Through 2020 and 2021, losses increased significantly as a percent of revenue due to the loss of revenue throughout the pandemic.

We expect in 2022, losses will continue as revenue continues its recovery, and importantly, as we invest in the many opportunities we see in this category and geographically. TheFork continues to build relationships with restaurants, and bring diners to its platform, particularly via TheFork phone app. To support these efforts for both restaurants and diners, the team will continue to rebuild its sales teams and roll out capabilities provided by offers such as payments and gift cards this year. We see potential to maintain strong top line growth as we continue to take share as a leader in European markets.

Other Businesses

Other revenue is derived from adjacent offerings, including rentals, flights and cars, and cruise.

Revenue for Q1 2022 in Other was $10 million, reflecting year over year growth of 43%. Other revenue reached 24% of 2019 levels in the quarter. The performance is a result of a few factors, including the significant impact of the pandemic in some of these offerings, such as cruises, and the de-emphasis in marketing across others, such as our rentals and flights offerings. Q1 2019 also included approximately $15 million in revenue from our China assets and SmarterTravel business, both of which are no longer part of Tripadvisor.

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Adjusted EBITDA was $3 million in Q1 2022. We like the contribution of these highly profitable offerings, which we expect to continue to use to fund our growth investment across E&D and HM&P.

Other Adjusted EBITDA ($M)
$ 6
$ 1
$ 3
Q1 2020
Q1 2021
Q1 2022

Outlook

(As a reminder, we endeavor to be as accurate as possible with our forward-looking commentary; however, a number of factors outside of our control can limit our visibility into future financial performance and can cause our results to vary materially from our current expectations.)

We are very pleased with our Q1 performance, despite Omicron’s impact early in the quarter. We still expect our 2022 revenue performance to track with the overall recovery in the travel market, which appears to be gaining momentum. However, with unknown geopolitical ripple effects and new variant strains, we also do not believe we have quite reached a state of consistent and stable travel trends.

Net-net though, we are more confident in the velocity of the return and see that travelers are excited about taking trips again. We’ve increased our annual revenue expectations based on the first quarter’s Experiences and hotel auction performance and we expect continued improvements in leisure travel’s return in the 2H of 2022. We still expect that 2H consolidated revenue will cross-over 2019 levels, though given 1H performance, and drag from our “Other” offerings, we currently do not expect to reach 2019 levels for the full year.

Our momentum also translates into unlocking opportunities to accelerate top line growth in categories such as E&D. Based on progress to date, we expect to reinvest part of our revenue outperformance against our internal plan, and are therefore only modestly revising our 2022 forecast for consolidated adjusted EBITDA relative to our outlook in February. From a margin perspective:

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In HM&P, we still expect significant improvement from 2021 levels, and approaching, but not quite back to 2019 margin levels for the full year.
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In E&D we still expect a meaningful improvement from 2021 in adjusted EBITDA loss as a percent of revenue, though also not quite back at 2019 levels for the full year.

For Q2 2022, we expect:

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Consolidated revenue of low to mid-90s as a percent of 2019

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Consolidated adjusted EBITDA margin of approximately 20% of revenue

Despite some starts and stops over the last two years, the overarching trends in travel are positive and moving in the right direction. We are optimistic about the industry in general, as well as our areas of strategic growth and investment that will drive the business for years to come. We look forward to continuing to update you in the coming months.

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Earnings Webcast

Tripadvisor management will host a conference call to discuss results as well as forward-looking information at 8:30 a.m. ET on May 5, 2022. The link to the live webcast, as well as the audio replay, will be made available on Tripadvisor’s Investor Relations website at http://ir.tripadvisor.com.

A replay of the conference call will be available on the same website. A telephonic replay will be available for two weeks following the call at (855) 859-2056; passcode 1211908.

Investor relations contact

ir@tripadvisor.com

Media contact

uspr@tripadvisor.com

Forward-Looking Statements

These prepared remarks contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The following words, when used, are intended to identify forward-looking statements: “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “target,” “should,” “will,” and similar expressions which do not relate solely to historical matters. We caution investors that any forward-looking statements in these prepared remarks, or which management may make orally or in writing from time to time, are based on management’s beliefs and on assumptions made by, and information currently available to, management. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements are more fully described in Part I. Item 1A. "Risk Factors" of our Annual Report on Form 10-K. Moreover, we operate in a rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Investors should also refer to our quarterly reports on Form 10-Q for future periods and current reports on Form 8-K as we file them with the SEC and to other materials we may furnish to the public from time to time through current reports on Form 8-K or otherwise, for a discussion of risks and uncertainties that may cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements.

Use of Non-GAAP Financial Measures

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These prepared remarks may include references to non-GAAP measures, such as consolidated adjusted EBITDA (including forecasted consolidated adjusted EBITDA), consolidated adjusted EBITDA margin, free cash flow, and constant currency measurements, such as, non-GAAP revenue before effects of foreign exchange, and adjusted EBITDA before effects of foreign exchange, which are considered non-GAAP financial measures as they are not prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are not prepared under a comprehensive set of accounting rules and, therefore, should only be reviewed alongside results reported under GAAP.

We encourage investors to review our earnings press release as it contains important information about our financial results, including tabular reconciliations to the most directly comparable GAAP financial measure, definitions, limitations and other related information about these non-GAAP financial measures. We have not reconciled consolidated adjusted EBITDA guidance to projected consolidated GAAP net income (loss) because we do not provide guidance on GAAP net income (loss) or the reconciling items between adjusted EBITDA and GAAP net income (loss), as a result of the uncertainty regarding, and the potential variability of, certain of these items. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

The earnings press release in addition to other supplemental financial information is available on the Investor Relations section of our website at http://ir.tripadvisor.com/. The earnings press release is also included as Exhibit 99.1 to our Current Report on Form 8-K as furnished to the SEC on May 4, 2022, which is available on the Investor Relations section of our website at http://ir.tripadvisor.com/ and the SEC’s website at www.sec.gov.

Key Business Metrics & Definitions

We review a number of metrics, including, but not limited to, average monthly unique users, hotel shoppers, gross booking value for experiences, seated diners, dining bookings and other metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and user engagement across our large user base around the world. For example, a single user may have multiple member accounts or browse the internet on multiple browsers or devices, some users may restrict our ability to accurately identify them across visits, and we are not always able to capture user information on all of our platforms. As such, the calculations of our unique users may not accurately reflect the actual number of people or organizations using our platform. Our metrics are also affected by applications that automatically contact our servers for regular updates with no discernible user action involved, and this activity can cause our system to count the users associated with such applications as active users on the day or days such contact occurs. As such, the calculation of some of the metrics presented may be affected as a result of this activity. We regularly review our process and may adjust how we calculate our internal metrics to improve their accuracy.

Variable expense primarily includes costs related to revenue generation, as well as traffic generation costs.

Fixed & discretionary expense primarily includes all other expenses such as compensation costs (including outsourced services), broadcast advertising, G&A and other discretionary costs, not including depreciation, amortization, restructuring and other related reorganization costs, stock-based compensation, interest expense, or income taxes.

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